Exhibit 99.1
LendingClub Closes Acquisition of Radius Bancorp

Combination of Leading Online Lender with Award Winning Online Bank Creates First Full-Spectrum Marketplace Bank

SAN FRANCISCO, February 1, 2021 -- LendingClub Corporation (NYSE:LC) today announced the completion of its acquisition of Radius Bancorp, Inc. and its digital bank subsidiary, Radius Bank (“Radius”). The acquisition combines the strengths of two digital innovators with complementary businesses and a digital-first, branchless approach to banking that will help improve the financial well-being of everyday Americans, while driving accelerated revenue growth for the company.

“This is a historic day for LendingClub and a true watershed moment for the industry,” said Scott Sanborn, CEO of LendingClub. “The move to digital-first banking is accelerating, and we are now positioned to capture that trend to grow our membership base, to more deeply engage with our existing 3 million members, and to help them keep more of what they earn and earn more on what they keep. By bringing together the unique assets of these two industry-leading businesses we can build on our history of improving the financial health of everyday Americans while significantly accelerating our growth trajectory.”

LendingClub will provide additional details on the Radius acquisition when it reports earnings for the fourth quarter and full year 2020.

About LendingClub
LendingClub Corporation (NYSE: LC) is the parent company of LendingClub Bank, National Association, Member FDIC. It is the only full-spectrum fintech marketplace bank, and the first public U.S. neobank. Members can gain access to a broad range of financial products and services through a technology-driven platform, designed to help them pay less when borrowing and earn more when saving. Since 2007, more than 3 million members have joined the Club to help reach their financial goals. For more information about LendingClub, visit https://www.lendingclub.com.

Safe Harbor Statement
Some of the statements above, including statements regarding the ability to realize certain financial and strategic benefits from the transaction, are "forward-looking statements." The words "anticipate," "believe," "estimate," "expect," "intend," "may," "outlook," "plan," "predict," "project," "will," "would" and similar expressions may identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that could cause actual results to differ materially from those contemplated by these forward-looking statements include our ability to realize the anticipated benefits of the transaction with Radius and those factors set forth in the section titled "Risk Factors" in our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, each as filed with the Securities and Exchange Commission, as well as our subsequent filings made with the Securities and Exchange Commission, including subsequent reports on Form 10-Q and 10-K. We may not actually achieve the plans, intentions or expectations disclosed in forward-looking statements, and you should not place undue reliance on forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Information in this press release is not an offer to sell securities or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.